Exhibit 10.3

CONFIDENTIAL MATERIALS OMITTED AND FILED

SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

ASTERISKS DENOTE OMISSIONS.

EXECUTION VERSION

SETTLEMENT AGREEMENT

BY AND BETWEEN

SUPERNUS PHARMACEUTICALS, INC.

AND

ACTAVIS LABORATORIES, FL, INC.,

ACTAVIS PHARMA, INC., and

WATSON LABORATORIES, INC.

DATED AS OF MARCH 13, 2017

THIS SETTLEMENT AGREEMENT, (this “Settlement Agreement”) is entered into as of March 13, 2017 (the “Effective Date”) by and between, Supernus Pharmaceuticals, Inc., a corporation organized and existing under the laws of Delaware, having offices located at 1550 East Gude Drive, Rockville, Maryland 20850, (“Supernus”), on the one hand, and Actavis Laboratories, FL, Inc., a corporation organized and existing under the laws of Florida having offices located at 400 Interspace Parkway, Parsippany, New Jersey 07054 (“AF”), Actavis Pharma, Inc., a corporation organized and existing under the laws of Delaware having offices located at 400 Interspace Parkway, Parsippany, New Jersey 07054 (“Actavis Pharma”), and Watson Laboratories, Inc., a corporation organized and existing under the laws of Nevada having offices located at 400 Interspace Parkway, Parsippany, New Jersey 07054 (“Watson Laboratories”) (collectively “Actavis”), on the other hand. Supernus and Actavis are collectively referred to herein as the “Parties,” or each individually as a “Party.”

RECITALS:

WHEREAS, Supernus is the owner of New Drug Application No. 201635, which was approved by the Food and Drug Administration (“FDA”) for the manufacture and sale of an extended release topiramate oral capsule product, which Supernus sells under the trade name Trokendi XR;

WHEREAS, Supernus owns U.S. Patent Nos. 8,298,576, 8,298,580, 8,663,683, 8,877,248, 8,889,191, 8,992,989, 9,549,940, and 9,555,004 which cover Trokendi XR brand topiramate extended-release 25 milligram, 50 milligram, 100 milligram, and 200 milligram capsule products, which products Supernus sells in the United States of America, including its territories, possessions and the Commonwealth of Puerto Rico (the “Territory”), under NDA 201635;

WHEREAS, AF submitted Abbreviated New Drug Application No. 206210 (together with any amendments, or supplements thereto, the “Actavis ANDA”) to the FDA under Section 505(j) of the Federal Food, Drug, and Cosmetic Act (codified at 21 U.S.C. §355(j)) seeking approval to engage in the manufacture, use, sale, offer for sale, or importation of extended release topiramate 25 milligram, 50 milligram, 100 milligram, and 200 milligram oral capsule products that are the subject of the Actavis ANDA (the “Actavis Product”);

WHEREAS, the filing of the Actavis ANDA included a “paragraph IV certification” seeking approval to engage in the manufacture, use and sale of the Actavis Product prior to the expiration of United States Patent Nos. 8,298,576 (the “’576 Patent”), 8,298,580 (the “’580 Patent”), 8,663,683 (the “’683 Patent”), 8,877,248 (the “’248 patent”), 8,889,191 (the “’191 Patent”), and 8,992,989 (the “’989 Patent,” and together with the ’576 Patent, the ’580 Patent, the ’683 Patent, the ’248 Patent, and the ’191 Patent, the “Litigated Patents”);

WHEREAS, Supernus has prosecuted, and Actavis has defended, an action for patent infringement in the United States District Court for the District of New Jersey (the “Court”) regarding the Actavis ANDA and the Actavis Product, which action is captioned Supernus Pharmaceuticals, Inc. v. Actavis, Inc., et. al., (Civil Action No. 2:14-cv-06102-SDW-SCM) (the

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“Pending Litigation”);

WHEREAS, Supernus and Actavis wish to settle the Pending Litigation and have reached an agreement, encompassing the terms and conditions set forth in this Settlement Agreement together with a License Agreement (the “License Agreement,” attached hereto as Exhibit A), an agreed Stipulation of Dismissal (“Stipulation of Dismissal” attached hereto as Exhibit B), and an agreed Consent Judgment and Stipulation of Dismissal (the “Consent Judgment and Dismissal” attached hereto as Exhibit C, and with the Stipulation of Dismissal, Settlement Agreement, and the License Agreement being collectively referred to as the “Settlement Documents”);

WHEREAS, neither Supernus nor Actavis have received any consideration from the other for their entry into this Settlement Agreement other than that which is set forth in the Settlement Documents; and

WHEREAS, the Settlement Documents constitute Actavis’s and Supernus’ best independent judgment as to the most convenient, effective and expeditious way to mutually settle all disputes that have arisen associated with the Actavis ANDA.

NOW, THEREFORE, in consideration of the mutual covenants and agreements described herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.                                      Definitions. Capitalized terms used, but not defined herein, shall have the meanings ascribed to them in the License Agreement.

2.                                      Jurisdiction of the Court. The Parties consent to the jurisdiction of the Court for the purposes of the settlement of the Pending Litigation.

3.                                      Venue. The Parties agree that the Court has jurisdiction over the Pending Litigation and over Supernus and Actavis, and that venue is proper in the District of New Jersey.

4.                                      Infringement. Actavis admits that U.S. Patent Nos. 8,877,248 and 8,992,989, and all the claims contained therein, were infringed by the filing of the Actavis ANDA and, absent a license from Supernus, would be infringed by the manufacture, use, sale, offer for sale, or importation of the Actavis Product in the Territory.

5.                                      Validity and Enforceability. Actavis admits, solely with respect to the Actavis ANDA, the Actavis Product and the Pending Litigation, that the Litigated Patents, and all the claims contained therein, are valid and enforceable.

6.                                      Ownership and Enforcement of the Litigated Patents. Supernus represents, warrants, and covenants that Supernus is the sole owner of the Litigated Patents and that Supernus possesses the sole right to enforce the Litigated Patents.

7.                                      Actavis ANDA; Actavis Product. Actavis represents and warrants that it has not granted or assigned to any Third Party, directly or indirectly, any right or license under or to the

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Actavis ANDA or the Actavis Product, and covenants that it shall not do any of the foregoing, except in accordance with the License Agreement.

8.                                      Released Claims. In consideration of the mutual execution of the Settlement Documents and the mutual agreement to be legally bound by the terms hereof, in addition to the dismissal of the Pending Litigation, as set forth in the Stipulation of Dismissal and the Consent Judgment and Dismissal, Supernus and Actavis make the following releases, which shall be effective upon the grant of the Stipulation of Dismissal and the Consent Judgment and Dismissal by the Court in the Pending Litigation: Supernus and Actavis, with the intention of binding themselves and their respective predecessors, successors, heirs and assigns, directors, officers, employees and representatives, hereby fully, finally and irrevocably release and discharge each other, and their respective predecessors, successors, heirs and assigns, directors, officers, employers and representatives, from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, liabilities, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, counterclaims, demands, costs, expenses, losses, liens and obligations, whatsoever, in law or equity, whether known or unknown, and waive any and all defenses, occurring before or as of the Effective Date related to the Litigated Patents, solely (i) in connection with the Pending Litigation, (ii) associated with the Actavis ANDA and Actavis Product, and including Supernus’ assertion of the Litigated Patents against Actavis, or (iii) in connection with all other claims that were asserted or could have been asserted in the Pending Litigation. For purposes of clarity, nothing herein shall prevent any Party from enforcing the terms of the Settlement Documents; or Supernus from enforcing any patent, including the Litigated Patents against Third Parties; or, notwithstanding the foregoing or anything to the contrary in this Settlement Documents, Actavis from (a) asserting counterclaims or defenses of non-infringement, invalidity, or unenforceability of the Litigated Patents in any proceeding the subject matter of which is not the Actavis Product; (b) filing and/or maintaining Paragraph IV certifications with respect the Actavis ANDA against the Litigated Patents or any other patent owned, licensed to, or subsequently acquired by Supernus that is now or comes to be listed in the Orange Book; and (c) in the event Supernus or its Affiliates initiate suit against Actavis or its Affiliates alleging that a product other than the Actavis Product infringes the Litigated Patents or any other patent owned, licensed to, or subsequently acquired by Supernus that is now or comes to be listed in the Orange Book, seeking reexamination, inter partes review, or any other post-grant review of the Litigated Patent(s) asserted against Actavis or its Affiliates with respect to a product other than the Actavis Product.

THE PARTIES ACKNOWLEDGE THAT THEY MAY HEREAFTER DISCOVER CLAIMS OR FACTS IN ADDITION TO OR DIFFERENT FROM THOSE WHICH THEY NOW KNOW OR BELIEVE TO EXIST WITH RESPECT TO THE RELEASED CLAIMS, THE FACTS AND CIRCUMSTANCES ALLEGED IN THE PENDING LITIGATION, AND/OR THE SUBJECT MATTER OF THIS SETTLEMENT AGREEMENT, WHICH, IF KNOWN OR SUSPECTED AT THE TIME OF EXECUTING THIS SETTLEMENT AGREEMENT, MAY HAVE MATERIALLY AFFECTED THIS SETTLEMENT AGREEMENT. NEVERTHELESS, UPON THE EFFECTIVENESS OF THE RELEASE OF THE RELEASED CLAIMS AS SET FORTH IN THIS SECTION ABOVE, THE PARTIES HEREBY ACKNOWLEDGE THAT THE RELEASED CLAIMS INCLUDE WAIVERS OF ANY RIGHTS, CLAIMS OR CAUSES OF ACTION THAT MIGHT ARISE AS A RESULT OF SUCH DIFFERENT OR

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ADDITIONAL CLAIMS OR FACTS. THE PARTIES ACKNOWLEDGE THAT THEY UNDERSTAND THE SIGNIFICANCE AND POTENTIAL CONSEQUENCES OF SUCH A RELEASE OF UNKNOWN UNITED STATES JURISDICTION CLAIMS AND OF SUCH A SPECIFIC WAIVER OF RIGHTS. THE PARTIES INTEND THAT THE CLAIMS RELEASED BY THEM UNDER THIS RELEASE BE CONSTRUED AS BROADLY AS POSSIBLE TO THE EXTENT THEY RELATE TO UNITED STATES JURISDICTION CLAIMS. THE PARTIES ARE AWARE OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her, must have materially affected his or her settlement with the debtor.”

THE PARTIES AGREE TO EXPRESSLY WAIVE ANY RIGHTS THEY MAY HAVE UNDER THIS CODE SECTION OR UNDER FEDERAL, STATE OR COMMON LAW STATUTES OR JUDICIAL DECISIONS OF A SIMILAR NATURE, AND KNOWINGLY AND VOLUNTARILY WAIVE SUCH UNKNOWN CLAIMS.

9.                                      Authority and Power. Supernus and Actavis each represents and warrants that it has the full right, authority and power to enter into the Settlement Documents on its own behalf, and on behalf of its Affiliates, and that the Settlement Documents shall create and constitute a binding obligation on its part as of the Effective Date.

10.                               Legal Fees. Supernus and Actavis each will bear its own costs and expenses, including attorney fees, incurred in connection with the Pending Litigation and in connection with the preparation and execution of this Agreement.

11.                               License Agreement. Contemporaneously with the execution of this Agreement, Supernus and Actavis shall enter into the License Agreement.

12.                               Stipulation and Order. From the execution of the Settlement Documents, and unless the Settlement Documents are terminated, neither Party will actively pursue litigation activities related to the Pending Litigation, except to the extent required by court order or other Applicable Law. In consideration of the benefits of entering into the Settlement Documents, the Parties, through their respective attorneys, shall, within two (2) Business Days of the Effective Date, jointly seek that the Court enter the Stipulation of Dismissal and the Consent Judgment and Dismissal. Additionally, the Parties will dismiss Actavis, Inc. (n/k/a Allergan Finance LLC), Actavis plc (n/k/a Allergan plc) and ANDA, Inc. from the Pending Litigation prior to entering the consent judgment in the Pending Litigation, as those parties no longer exist in the same corporate form and no longer have any ownership interest in the Actavis ANDA. If the Court does not grant the Stipulation of Dismissal and the Consent Judgment and Dismissal substantially in the forms annexed hereto as Exhibit B and Exhibit C, the Parties agree to confer in good faith and revise those documents consistent with the requirements of the Court, provided that nothing contained herein shall be deemed to require a Party to agree to a modification of the Stipulation of Dismissal, the Consent Judgment and Dismissal or any other Settlement Document that materially affects the economic value of the transactions contemplated hereby.

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13.                               Legal Compliance. The Parties shall submit the Settlement Documents to the Federal Trade Commission Bureau of Competition (the “Commission”) and the Assistant Attorney General in charge of the Antitrust Division of the Department of Justice (the “DOJ”) as soon as practicable following the Effective Date and in no event later than ten (10) Business Days following the Effective Date. The Parties shall use all reasonable efforts to coordinate the making of such filings, and shall respond promptly to any requests for additional information made by either of such agencies. Each Party reserves the right to communicate with the Commission or the DOJ regarding such filings as it believes appropriate. Each Party shall keep the other reasonably informed of such communications and shall not disclose the confidential information of the other without such other Party’s consent (not to be unreasonably withheld). To the extent that any legal or regulatory issues or barriers arise with respect to the Settlement Documents, or any subpart thereof, the Parties shall work together in good faith and use reasonable efforts to modify the Settlement Documents to overcome any such legal or regulatory issues (including, for example, objections by the Commission, the DOJ or any applicable court) in a mutually acceptable fashion, but in no event shall either Party be required to agree to any modification of the Settlement Documents that materially affects the economic value of the transactions contemplated hereby. Should the Commission or DOJ or any applicable court, as the case may be, object to any such modifications, the Parties agree to continue to use reasonable efforts to modify, as many times as necessary, the Settlement Documents as required above in this Section 13. For purposes of this Settlement Agreement, “reasonable efforts” shall mean such reasonable, diligent and good-faith efforts as a Party would normally use to accomplish a similar objective under similar circumstances.

14.                               Term and Termination. This Settlement Agreement shall continue from the Effective Date until the later of: (a) the expiration of the last to expire of the Litigated Patents; and (b) the date of expiration of and regulatory exclusivity for Trokendi XR in the Territory. The releases and discharges set forth in Section 8 of this Settlement Agreement shall survive the termination of this Settlement Agreement. The License Agreement shall remain in full force and effect pursuant to its own terms notwithstanding the expiration or termination of this Settlement Agreement.

15.                               Miscellaneous. The Settlement Documents are governed under the provisions of the following Sections of the License Agreement: 5 (Confidentiality); 10.1 and 10.2 (Notice); 10.3 (Assignment); 10.4 (Amendment); 10.5 (Public Announcement); 10.6 (Merger and Integration); 10.7 (Governing Law); 10.8 (Agreement Costs); 10.9 (Counterparts); 10.10 (Severability); 10.11 (Relationship of the Parties); 10.12 (Construction); 10.13 (Dispute Resolution); 10.14 (Cumulative Rights); 10.15 (No Third Party Benefit); 10.16 (Further Assurance); and 10.17 (Waiver).

[Signature Page Follows]

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[Signature Page to Settlement Agreement Regarding Extended Release Topiramate Oral Capsule Product]

IN WITNESS WHEREOF, the Parties hereto have each caused this Settlement Agreement to be executed by their authorized representatives as of the Effective Date.

SUPERNUS PHARMACEUTICALS, INC.

By:	/s/ Jack Khattar

Name:	Jack Khattar

Title:	President & CEO

[Signature Page to Settlement Agreement Regarding Extended Release Topiramate Oral Capsule Product]

IN WITNESS WHEREOF, the Parties hereto have each caused this Settlement Agreement to be executed by their authorized representatives as of the Effective Date.

ACTAVIS LABORATORIES, FL, INC.		ACTAVIS PHARMA, INC.

By:	/s/ Daniel Motto	By:	/s/ Daniel Motto

Name:	Daniel Motto	Name:	Daniel Motto

Title:	SVP Global Business Development	Title:	SVP Global Business Development

By:	/s/ Colman B. Ragan	By:	/s/ Colman B. Ragan

Name:	Colman B. Ragan	Name:	Colman B. Ragan

Title:	Associate General Counsel	Title:	Associate General Counsel
	U.S. IP Litigation		U.S. IP Litigation

WATSON LABORATORIES, INC.

By:	/s/ Daniel Motto

Name:	Daniel Motto

Title:	SVP Global Business Development

By:	/s/ Colman B. Ragan

Name:	Colman B. Ragan

Title:	Associate General Counsel
U.S. IP Litigation

EXHIBIT A

LICENSE AGREEMENT

BY AND BETWEEN

SUPERNUS PHARMACEUTICALS, INC.

AND

ACTAVIS LABORATORIES, FL, INC.,

ACTAVIS PHARMA, INC., and

WATSON LABORATORIES, INC.

DATED AS OF MARCH 13, 2017

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “License Agreement”) is entered into as of March 13, 2017 (the “Effective Date”) by and between, Supernus Pharmaceuticals, Inc., a corporation organized and existing under the laws of Delaware, having offices located at 1550 East Gude Drive, Rockville, Maryland 20850, (“Supernus”), on the one hand, and Actavis Laboratories, FL, Inc., a corporation organized and existing under the laws of Florida having offices located at 400 Interspace Parkway, Parsippany, New Jersey 07054 (“AF”), Actavis Pharma, Inc., a corporation organized and existing under the laws of Delaware having offices located at 400 Interspace Parkway, Parsippany, New Jersey 07054 (“Actavis Pharma”), and Watson Laboratories, Inc., a corporation organized and existing under the laws of Nevada having offices located at 400 Interspace Parkway, Parsippany, New Jersey 07054 (“Watson Laboratories”) (collectively “Actavis”), on the other hand. Supernus and Actavis are collectively referred to herein as the “Parties,” or each individually as a “Party.”

RECITALS:

WHEREAS, Supernus and Actavis are parties to a certain Settlement Agreement of even date herewith (the “Settlement Agreement”), pursuant to which Supernus and Actavis are settling the Pending Litigation; and

WHEREAS, in accordance with the Settlement Agreement, Supernus and Actavis have agreed to enter into this License Agreement as part of the Settlement Documents.

NOW THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements described herein and in the Settlement Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.                                      Definitions.

1.1                               “Actavis” shall have the meaning assigned to such term in the preamble to this License Agreement.

1.2                               “Actavis ANDA” shall mean ANDA No. 206210 (together with any amendments, supplements, replacements or other changes thereto) seeking approval to engage in the Manufacture, use and sale of an extended release oral capsule product containing the Compound as its sole active ingredient.

1.3                               “Actavis **” means ** of ** of the **.

1.4                               “Actavis **” means, with respect to the Actavis Product, (i) the costs of ** (including ** and **), **, **, ** and other costs directly incurred by Actavis in connection with the manufacture of the Actavis Product; (ii) ** and ** (including, without limitation, ** costs, **, **, **,

**                                  This portion has been redacted pursuant to a confidential treatment request.

** and **, ** of the ** and ** of the **) attributable to the manufacture of the Actavis Product; and (iii) the costs of ** and ** acquired by Actavis in connection with the manufacture of the Actavis Product, ** of **, to the extent not included in clause (i); in each case in accordance with GAAP as reflected in Actavis’ or one of its Affiliates’ financial statements and as applied on a consistent basis and measured in United States dollars.

1.5                               “Actavis License Date” means the ** of:

1.5.1                     January 1, 2023;

1.5.2                     the date of a ** all of the ** of the ** then ** and ** a ** with respect to a ** that have not ** to be ** or **;

1.5.3                     the date of a ** all of the ** of the ** then ** and ** a ** with respect to a ** that have not ** to be ** by a ** that has received ** or **;

1.5.4                     the ** date of any ** to the ** that ** to any ** to ** in the**;

1.5.5                     the date of the ** by any ** of an ** in the **;

1.5.6                     the date an ** is ** by ** or any ** in the **;

1.5.7                     the date the ** are ** from the ** for **;

1.5.8                     the date on which ** an ** for the ** of ** or ** that is not (i) “** of ** that can be **” as ** in the ** or (ii) otherwise ** or ** by the **; or

1.5.9                     the date that is the ** of (A) the date that is the ** of (i) the ** following the close of a ** in which the ** of ** during such ** are at least ** than the ** of ** (defined as the ** of ** during any such ** quarter as ** by ** (whether reported ** or **) for the ** (defined as the ** in which the ** are **) for the immediately **, (ii) the day following the ** day of a ** that is, on a **, the ** during which the ** for ** has ** at least ** as ** the **, where such ** is as ** by ** for such ** period(s), or (iii) the day following the ** day of any **, ** period during which the ** of ** has declined **, in the **, during such ** period, where such ** is as ** by ** for each of the ** included in such ** and (B) **. The foregoing shall ** in the event such ** in ** can be ** to (i) ** and ** issues (**) or (ii) a ** or **. Supernus shall provide Actavis with prompt written notice of any such ** or ** which may be expected to ** a ** in **.

1.6                               “Actavis Party” shall have the meaning assigned to such term in Section 7.1.

**                                  This portion has been redacted pursuant to a confidential treatment request.

1.7                               “Actavis Product” means an extended release oral capsule product containing the Compound as its sole active ingredient, which is the subject of the Actavis ANDA, including all formulations and strengths thereof, described therein now or hereafter.

1.8                               “Affiliate” means, with respect to a Party, a Person that controls, is controlled by or is under common control with such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person, whether by the ownership of fifty percent (50%) or more of the voting interest of such Person (it being understood that the direct or indirect ownership of a lesser percentage of such interest shall not necessarily preclude the existence of control), or by contract or otherwise.

1.9                               “AG Product” means a product that is not Labeled with the Trokendi XR® trademark containing the Compound as its sole active ingredient that is Marketed or supplied under the Supernus NDA, described therein now or hereafter.

1.10                        “ANDA” means an Abbreviated New Drug Application to the FDA for approval to Manufacture, and Market a pharmaceutical product in or for the Territory.

1.11                        “Applicable Law” means the applicable Laws, rules, regulations, guidelines and requirements of any Governmental Authority related to the development, registration, Manufacture, Marketing or importation of the Actavis Product in or for the Territory or the performance of either Party’s obligations under this License Agreement.

1.12                        “Authorized Generic ANDA Product” means a ** authorized, whether pursuant to a ** or **, for Marketing pursuant to an agreement between Supernus and a Third Party. For the avoidance of doubt, if Supernus enters into an agreement with a Third Party that ** the ** of a ** in the Territory, and such agreement includes a **, **, **, ** or the like with respect to ** of such **, such ** shall not be considered an ** by virtue of such **, **, **, ** or the like, provided such ** is no longer being Marketed in the Territory.

1.13                        “Average Quarterly **” means the average of the ** during any **.

1.14                        “Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or required by Law to close.

1.15                        “Claim” means any Third Party claim, lawsuit, investigation, proceeding, regulatory action or other cause of action.

1.16                        “Calendar Quarter” means the period beginning on the Effective Date and ending on the last day of the calendar quarter in which the Effective Date falls, and thereafter each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31.

**                                  This portion has been redacted pursuant to a confidential treatment request.

1.17                        “Calendar Year” means the period beginning on the Effective Date and ending on December 31 of the year in which the Effective Date falls and thereafter each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.18                        “Compound” means topiramate.

1.19                        “Confidential Information” means any scientific, technical, formulation, process, Manufacturing, clinical, non-clinical, regulatory, Marketing, financial or commercial information or data relating to the business, projects, employees or products of either Party and provided by one Party to the other by written, oral, electronic or other means in connection with the Settlement Documents.

1.20                        “**” means ** less (i) **, (ii) ** and (iii) ** and **.

1.21                        “Covenant Not to Sue” shall have the meaning assigned to such term in Section 3.4.

1.22                        “Effective Date” shall have the meaning assigned to such term in the preamble to this License Agreement.

1.23                        “**” means the number of Trokendi XR ** in the ** (whether ** or **).

1.24                        “FDA” means the United States Food and Drug Administration or any successor agency thereof.

1.25                        “Final Court Decision” means a final decision of any Federal court from which no appeal has been taken or can be taken within the time permitted therefor (other than a petition to the United States Supreme Court for a writ of certiorari).

1.26                        “First Commercial Sale” means the Shipment by a Third Party of commercial quantities of product for immediate commercial sale to major retail chains, major pharmaceutical wholesalers, or managed care providers in the Territory, which Supernus determines in good faith to have occurred, based on independent and reliable information (including information gained from reliable sources in the trade).

1.27                        “**” shall have the meaning assigned to such term in **.

1.28                        “Force Majeure” means any circumstances reasonably beyond a Party’s control, including, acts of God, civil disorders or commotions, acts of aggression, terrorism, fire, explosions, floods, drought, war, sabotage, embargo, utility failures, supplier failures, material shortages, labor disturbances, a national health emergency, or appropriations of property.

1.29                        “GAAP” means generally accepted accounting principles in effect in the United States from time to time, consistently applied.

**                                  This portion has been redacted pursuant to a confidential treatment request.

1.30                        “Generic Equivalent Product” means an extended release oral capsule product containing the Compound as its sole active ingredient which is submitted to the FDA for Regulatory Approval pursuant to an ANDA or 505(b)(2) application as a Therapeutic Equivalent to Trokendi XR. For clarity, Generic Equivalent Product shall not include AG Product.

1.31                        “Governmental Authority” means any court, tribunal, arbitrator, agency, legislative body, commission, official or other instrumentality of: (i) any government of any country; or (ii) a federal, state, province, county, city or other political subdivision thereof.

1.32                        “**” Data shall mean ** data.

1.33                        “Label” means any Package labeling designed for use with a product, including the package insert for such product that is approved by the FDA, and “Labeled” or “Labeling” shall have the correlated meaning.

1.34                        “Law” or “Laws” means all laws, statutes, rules, codes, regulations, orders, judgments and ordinances of any Governmental Authority.

1.35                        “Licensed Patents” means: (i) the Litigated Patents and any patent that issues as a result of a continuation, continuation-in-part, divisional, reexamination or reissue thereof; and (ii) any other present or future U.S., international, or foreign patent owned or controlled by Supernus or any of its Affiliates which claims cover the Actavis Product, including any patent that may be listed in the Orange Book as covering Trokendi XR extended release capsules or its uses now or in the future.

1.36                        “Litigated Patents” shall have the meaning assigned to such term in the Settlement Agreement.

1.37                        “Losses” means any liabilities, damages, costs or expenses, including reasonable attorneys’ fees and expert fees, incurred by any Party that arises from any claim, lawsuit or other action by a Third Party.

1.38                        “Manufacture” means all activities related to the manufacturing, development and use of a pharmaceutical product, or any ingredient thereof, including, manufacturing Compound or supplies for development, manufacturing a product for commercial sale, packaging, in-process and finished product testing, release of product or any component or ingredient thereof, quality assurance activities related to manufacturing and release of product, ongoing stability tests and regulatory activities related to any of the foregoing, and “Manufactured” or “Manufacturing” shall have the correlated meaning.

1.39                        “Market” means to distribute (including through multiple tiers of distribution), promote, advertise, market, offer for sale or sell or have sold, to a Third Party, and “Marketing” or “Marketed” shall have the correlated meaning.

**                                  This portion has been redacted pursuant to a confidential treatment request.

1.40                        “NDA” means a New Drug Application (or equivalent regulatory mechanism) filed with the FDA pursuant to and under 21 U.S.C. § 355(b) (as amended, supplemented or replaced), together with the FDA’s implementing rules and regulations.

1.41                        “Net Sales” shall mean, with respect to the Actavis Product sold in the Territory, the ** by Actavis and its Affiliates on an arms-length basis to Third Parties in the Territory, ** the following **, all determined in accordance with ** for other pharmaceutical products, **:

1.41.1              ** of ** in the Territory to cover ** given by Actavis (and its Affiliates);

1.41.2              reasonable ** for any ** on account of **, **, **, **, **, or other similar ** affecting the product;

1.41.3              reasonable ** for **, **, **, **, and ** to ** and other **, **, **, **, **, other ** or ** or other **;

1.41.4              reasonable ** for amounts due to ** on account of **, including **, or other ** provided, based on ** by Actavis and its Affiliates to any ** or ** in respect of ** or **, ** or similar **;

1.41.5              reasonable ** for ** and ** to ** on account of **, **, ** or **;

1.41.6              any government mandated **, including, without limitation, the ** imposed pursuant to the ** (as amended or replaced);

1.41.7              the ** associated with any ** required ** and ** for the Actavis Product; and

1.41.8              other specifically identifiable amounts that have been ** or ** the Actavis Product’s ** and are substantially similar to those ** and ** listed above.

1.42                        “Orange Book” means the “Approved Drug Products with Therapeutic Equivalence Evaluations” published by FDA.

1.43                        “Package” means all primary containers, including bottles, cartons, shipping cases or any other like matter used in packaging or accompanying a product, and “Packaged” or “Packaging” shall have the correlated meaning.

1.44                        “Party” or “Parties” shall have the meaning assigned to such term in the preamble to this License Agreement.

**                                  This portion has been redacted pursuant to a confidential treatment request.

1.45                        “** Quarter” means the ** in which the ** are ** in the immediately ** period.

1.46                        “Pending Litigation” shall have the meaning assigned to such term in the Settlement Agreement.

1.47                        “Person” means any individual, partnership, association, corporation, limited liability company, trust, or other legal person or entity.

1.48                        “Regulatory Approval” means final Marketing approval by the FDA for the sale and Marketing of a pharmaceutical product in the Territory.

1.49                        “Settlement Agreement” shall have the meaning assigned to such term in the Recitals.

1.50                        “Shipped” means, with respect to a product, when a Person has delivered shipments of such product to a common carrier for shipment to such Person’s customers for resale; in each instance, a “Shipment,” “Ship” or “Shipping” shall have the correlated meaning.

1.51                        “Supernus” shall have the meaning assigned to such term in the preamble to this License Agreement.

1.52                        “Supernus NDA” means Supernus’ NDA No. 201635, as amended, or supplemented, for the Regulatory Approval of the product sold under the Trokendi XR® trademark or any successor trademark thereto.

1.53                        “Supernus Party” shall have the meaning assigned to such term in Section 7.2.

1.54                        “Supernus’ External Auditor” shall have the meaning assigned to such term in Section 4.8

1.55                        “Tentative Regulatory Approval” means notification to an applicant by FDA that an ANDA is ready for Regulatory Approval .

1.56                        “Term” shall have the meaning assigned to such term in Section 10.1.

1.57                        “Territory” means the United States of America, and its territories, commonwealths, districts and possessions, including the Commonwealth of Puerto Rico.

1.58                        “Therapeutic Equivalent” shall have the meaning given to it by the FDA in the current edition of the Orange Book as may be amended from time to time during the Term.

1.59                        “Third Party” or “Third Parties” means any Person or entity other than a Party or its Affiliates.

**                                  This portion has been redacted pursuant to a confidential treatment request.

1.60                        “Third Party Agreement” shall have the meaning assigned to such term in Section 3.9.

1.61                        “Trokendi XR” means the pharmaceutical product that contains the Compound as its sole active ingredient which is approved for Marketing pursuant to the Supernus NDA and is sold in the Territory under the Trokendi XR® or any successor trademark.

1.62                        “TRO/PI” shall have the meaning assigned to such term in **.

1.63                        “Wholesaler or API Affiliate” means a subsidiary or Affiliate of a Party whose primary business is wholesale distribution of pharmaceutical products or the production of active pharmaceutical ingredients for incorporation into Third Parties’ finished dosage products. For clarity, Actavis’ Wholesaler or API Affiliates as of the Effective Date are **, **, **, and **. Notwithstanding the foregoing or anything to the contrary in this License Agreement, a Wholesaler Affiliate or API Affiliate shall not be deemed an ** of ** for any purposes under this License Agreement.

2.                                      License and Authorization

2.1                               Supernus hereby grants to Actavis and its Affiliates a non-exclusive, non-transferable (except as set forth in Section 10.3) license, without the right to sublicense, under the Licensed Patents to: (i) on and after the applicable **, to **, **, **, ** for **, ** and ** the ** in or for the **; (ii) starting ** to a reasonably anticipated **, to **, **, and/or ** the ** solely for the purpose of ** for a ** of such Actavis Product in or for the ** on the **; and (iii) starting ** to a reasonably anticipated **, to engage in ** including ** and ** in **, and enter into ** beginning ** to a reasonably anticipated **. To the extent Supernus owns or controls any regulatory exclusivities granted by the FDA that may prevent Regulatory Approval or Marketing of the Actavis Product Supernus hereby unconditionally and irrevocably waives, effective as of the date that Actavis is licensed to conduct the applicable activity hereunder, such regulatory exclusivities and shall, if requested by Actavis and if applicable, send the FDA a written confirmation of Supernus’ agreement to waive, effective as of the date that Actavis is licensed to conduct the applicable activity hereunder, such regulatory exclusivities with respect to the Actavis Product or the Actavis ANDA. Supernus will also cooperate with Actavis to submit a letter pursuant to 21 C.F.R. §314.94(a)(12)(v), attached hereto as Attachment A.

2.2                               Except as set forth in Section 2.1 or expressly set forth in this License Agreement or other Settlement Documents, there are no authorizations, licenses or rights granted by either Party under this License Agreement, by implication, estoppel or otherwise, including any right granted to Actavis or its Affiliates to Market or Manufacture any Generic Equivalent Product except under the Actavis ANDA. All rights not expressly granted by Supernus herein are hereby retained by Supernus. In addition, except as expressly set forth in this License Agreement or other Settlement Documents, ** explicitly ** the ** itself or through an Affiliate to ** an **, and ** is ** to ** a ** the ** or, subject to the requirements of **, ** to any **.

**                                  This portion has been redacted pursuant to a confidential treatment request.

2.3                               Restricted Right of Entry. In the event that an unlicensed Generic Equivalent Product is launched commercially in the United States (“Unlicensed Launch”) by any entity other than Actavis or its Affiliates or a Third Party acting pursuant to an agreement or understanding or otherwise in privity with Actavis or its Affiliates (the “Unlicensed Launch Date”), Actavis shall have the **, **, to **, **, **, **, ** and ** the ** in and for the ** on (i) if ** with the ** a ** for ** and/or ** or ** of the **, the earlier of (x) ** after the **, (y) if the ** was ** in an **, the date the ** the **, and (z) if the ** was ** in a ** and the ** the ** the later of (a) ** after the date the ** the **, and (b) if ** a ** for a ** or ** of the ** in an **, the date the ** the **; and (ii) if ** does ** with the ** a ** for ** or ** of the **, ** after the **; provided, in each case, that the ** which is the subject of the ** continues to be ** in the ** on such date. However, if ** subsequently ** a ** said ** or such ** is otherwise no longer being ** in the ** for any reason, ** shall ** its **, **, ** and ** of the **.

3.                                      Conditions

3.1                               Actavis and its Affiliates hereby agree not to Market Actavis Product in the Territory prior to the applicable Actavis License Date, except pursuant to Sections 2.1(ii) and 2.1(iii). For the avoidance of doubt, nothing in this Section 3.1 (or any other provision of the Settlement Documents) shall in any way preclude or prohibit (i) any act reasonably related to obtaining FDA approval of the Actavis ANDA, (ii) any act protected by 35 U.S.C. § 271(e)(1), (iii) the manufacturing of batches of Actavis ANDA Products necessary for FDA approval (e.g., ** for the purposes of **), or (iv) ** or ** from ** or ** or ** at any time or ** the ** to any ** for ** into a **. The foregoing shall not be interpreted or construed as the ** of any ** or ** to any ** or **, and ** shall be ** to pursue **, including **, ** any of ** or ** that ** or ** a ** or ** that is not ** or ** by **.

3.2                               Actavis shall not assist, coordinate with, or otherwise help any Third Parties in prosecuting, defending, or settling such Third Parties’ litigations concerning such Third Parties’ ANDAs to Market Generic Equivalent Product, except as required by Law. Actavis and its Affiliates hereby agree not to (i) subject to subsection (B) below, which allows Actavis to challenge the validity or enforceability of a Litigated Patent (including but not limited to a petition for ex parte reexamination, Inter Partes Review (IPR), and Post Grant Review (PGR)) asserted against Actavis or its Affiliates with respect to a product other than the Actavis Product or a Generic Equivalent Product, challenge the validity or enforceability of the Litigated Patents (including but not limited to a petition for ex parte reexamination, Inter Partes Review (IPR), and Post Grant Review (PGR)); (ii) aid, abet, assist, enable or participate with any Third Party in a challenge to the validity or enforceability of the Litigated Patents or the non-infringement by a Generic Equivalent Product of the Litigated Patents in or for the Territory; (iii) Market or Manufacture a Generic Equivalent Product other than the Actavis Product pursuant to the License and Authorization; or (iv) aid, abet, enable or contract with any Third Party regarding the Marketing or Manufacturing of any Generic Equivalent Product in or for the Territory other than the Actavis Product. Nothing in this Section 3.2 or elsewhere in this Agreement shall preclude Actavis or its Affiliates from (A) asserting any claim or counterclaim challenging the validity, enforceability, or infringement of any patents or patent applications

**                                  This portion has been redacted pursuant to a confidential treatment request.

other than the Licensed Patents or (B) in the event Supernus or its Affiliates initiate suit against Actavis or its Affiliates alleging that a product other than the Actavis Product or a Generic Equivalent Product infringes the Litigated Patents, challenging the validity or enforceability of the Litigated Patent(s) (including but not limited to a petition for ex parte reexamination, Inter Partes Review (IPR), and Post Grant Review (PGR)) asserted against Actavis or its Affiliates with respect to a product other than the Actavis Product or a Generic Equivalent Product. Notwithstanding the foregoing, nothing in this Agreement precludes Actavis from (y) maintaining and/or (e.g., in the case of a recertification pursuant to 21 C.F.R.§ 314.96(d)) filing Paragraph IV certifications with respect the Actavis ANDA against the Licensed Patents, or (z) challenging the validity, enforceability and/or infringement of the Licensed Patents in connection with another ANDA or ANDA product owned or sold by Actavis that is not seeking Regulatory Approval of a Generic Equivalent Product.

3.3                               Nothing set forth herein or in the other Settlement Documents shall be deemed to give Supernus any control over any Marketing exclusivity that may be granted to Actavis by the FDA in connection with the Actavis ANDA or the Actavis Product. Nothing set forth herein or in the other Settlement Documents shall be deemed to prevent or restrict Actavis from Manufacturing or Marketing any Generic Equivalent Product which would not infringe the Licensed Patents, and nothing herein shall prohibit Actavis from entering into any agreement with a Third Party related to any Generic Equivalent Product that does not infringe the Licensed Patents.

3.4                               Covenant Not to Sue. Supernus, on behalf of itself and its Affiliates, hereby covenants not to sue Actavis or its Affiliates or any of their shareholders, licensees, sublicensees, customers, suppliers, importers, manufacturers, distributors, insurers, or any heirs, administrators, executors, predecessors, successors, or assigns of the foregoing, or cause or authorize any person or entity to do any of the foregoing, claiming or otherwise asserting that the manufacture, use, sale, offer for sale, or importation of the Actavis Product infringes (whether direct or indirect, including induced or contributory) the Licensed Patents (the “Covenant Not to Sue”). For any of the Licensed Patents listed in the Orange Book for Trokendi XR, the Covenant Not to Sue will hereby be treated as a non-exclusive license, so that Actavis or its Affiliates may file and maintain with the FDA “Paragraph IV Certifications” under 21 U.S.C. § 355(j)(2)(A)(vii)(IV) (as amended or replaced) and 21 U.S.C. § 355(b)(2)(A)(iv) (as amended or replaced) with respect to the Actavis ANDA.

3.5                               Assignment of Licensed Patents by Supernus or Its Affiliates. Supernus agrees, on behalf of itself and its Affiliates, that all of the licenses, covenants, releases, and other rights granted by them, and all their obligations set forth in this Agreement shall run with the Licensed Patents. Supernus will impose the Covenant Not to Sue on any Third Party to which Supernus may assign, grant a right to enforce, or otherwise transfer (by any means) any of the Licensed Patents subject to the foregoing Covenant Not to Sue.

3.6                               Supernus and its affiliates shall not ** or ** to ** with the FDA approval of the Actavis ANDA, or the ** of the ** as of the License Effective Date, including by: (i) **, **, **

**                                  This portion has been redacted pursuant to a confidential treatment request.

as “**” or ** the ** prior to the ** after ** of the ** in the **; (ii) ** or ** any ** with respect to the ** from the **; (iii) ** for ** prior to the ** of the ** in the **; (iv) **, **, ** to **, or otherwise ** the ** of the ** (** due to a ** or ** issue) prior to ** of the ** in the **; (v) ** or otherwise ** any ** with the ** to ** any of the ** from the ** (** due to a ** or ** issue) prior to the ** after ** of the ** in the **; or (vi) filing any ** with the ** relating to ** the sole purpose of which is to ** in ** of the **.

3.7                               Unless required or requested by the **, including in connection with any ** as referenced in the ** from ** to **, Supernus hereby covenants that, on or prior to the ** the **, neither Supernus nor any of its Affiliates will ** for ** the ** to **, **, **, ** or ** any ** of the ** in the ** other than the ** in the **.

3.8                               Actavis and its Affiliates will not release (including any oral or written release or waiver of any right) or grant a waiver of conflict of interest or otherwise take any action which would allow or permit any attorney (including any of the attorneys or law firms of record in the Pending Litigation) or any expert, agent, or consultant (whether retained by Actavis, its affiliates, or by any attorney that represents Actavis) to: (i) assist, or cooperate with, any Third Party (including any current or future litigant in a litigation against Supernus) with respect to a Generic Equivalent Product, or (ii) take any action on behalf of a Third Party which, if taken by Actavis, would be prohibited.

3.9                               Most Favored Nation. Supernus represents, warrants and covenants to Actavis that the ** terms and the ** set forth in ** are and will be ** to or ** than the terms ** by Supernus to any ** with respect to any **. If Supernus has entered or enters into a ** providing such ** with ** or **, then the applicable terms in this License Agreement shall be ** to provide such ** to Actavis. Supernus will notify Actavis within ** of entering into any such **.

3.10                        Effect of a ** for **, ** and **. Should a ** be deemed to be a “**” (as defined in **) with respect to the **, ** and **, and such ** be deemed by ** to have ** its **, then Actavis will be a ** of ** (** as to **) for the **, ** and ** for the first ** that such ** or is otherwise entitled to sell its **, ** and **, by **, **, or **. At ** option upon written notice delivered to Supernus no ** than ** after the launch by the **, ** shall continue to ** on a ** for a period of up to ** from the date of the ** with **, ** and ** on a ** and upon ** agreed to by ** and **. Such ** may be ** upon ** by the Parties. The ** for ** will be ** in favor of **. Within ** to the ** of this **, or any **, the Parties agree to discuss in good faith a mutually agreeable ** to the ** or **, as applicable. All other terms and conditions for ** of ** will be set forth in an ** to be negotiated in good faith by the Parties. The Parties agree to negotiate and execute a ** governing the ** within ** of the execution of this Agreement. Notwithstanding the foregoing, this Section 3.11 in no way ** or ** the ** of any **.

3.11                        ** to the Actavis License Date, Supernus will provide written notice to Actavis within ** each time either (i) Supernus submits a document to FDA seeking a change in the label for Trokendi XR, including any specific labeling amendments or supplements to the Supernus NDA or (ii) FDA communicates to Supernus a suggestion or directive to make a

**                                  This portion has been redacted pursuant to a confidential treatment request.

change to the label for Trokendi XR. In each case such notice shall include the text of the proposed or directed label change.

3.12                        Actavis shall use commercially reasonable efforts to obtain Regulatory Approval of the Actavis ANDA.

4.                                      Marketing of Actavis Product

4.1                               Actavis shall, at its sole cost and expense, utilize commercially reasonable efforts in Marketing the Actavis Product in the Territory to maximize sales of the Actavis Product. Actavis will have sole discretion, however, in setting the price for the sale of the Actavis Product in the Territory.

4.2                               Only Actavis and its Affiliates shall be permitted to Market Actavis Product under this License Agreement.

4.3                               Actavis Royalty. For any Actavis Product sold during the Term, Actavis will pay to Supernus a royalty as follows:

4.3.1                     ** of ** on Actavis Product sold (as determined by ** for other pharmaceutical products, **) during any period when the ** is only ** or **;

4.3.2                     ** of ** on Actavis Product sold (as determined by ** for other pharmaceutical products, **) during any period when the Actavis Product is ** with ** or **;

4.3.3                     ** of ** on Actavis Product sold (as determined by ** for other pharmaceutical products, **) during any period when the Actavis Product is ** with ** or **;

4.3.4                     ** of ** on Actavis Product sold when there are ** or **;

4.3.5                     Notwithstanding Sections 4.3.1 through 4.3.4, with respect to any Actavis Product sold pursuant to Actavis’ Restricted Right of Entry set forth in Section 2.5 of this Term Sheet, Actavis will pay a ** on the ** of such Actavis Product of **. For clarity, such ** shall ** to ** to any Actavis Product sold ** any applicable **.

4.4                               Royalty Payments. Payments due under this Section 4 shall be made within ** from the end of each ** in which Actavis Product is sold. All such payments shall include a report provided consistent with the antitrust laws which details the calculation of **, ** and the royalties payable hereunder.

4.5                               ** True-Up. Within ** after the end of each ** during the Term in which fees are payable to Supernus pursuant to this Section 4, Actavis shall perform a “true up”

**                                  This portion has been redacted pursuant to a confidential treatment request.

reconciliation (and shall provide Supernus with a written report of such reconciliation) of the ** outlined in the definition of “**.” The reconciliation shall be based on ** or ** an ** for any ** related to the product, but ** at the ** of the ** year. If the foregoing reconciliation report shows either an underpayment or an overpayment between the Parties, the Party owing payment to the other Party shall pay the amount of the difference to the other Party within ** after the date of delivery of such report.

4.6                               ** True-Up. Within ** of the end of the last ** during the Term in which fees are payable to Supernus pursuant to this Section 4, Actavis shall perform a “true-up” reconciliation (and shall provide Supernus with a written report of such reconciliation) of the items comprising ** from **. If the foregoing reconciliation report shows either an underpayment or an overpayment between the Parties, the Party owing payment to the other Party shall pay the amount of the difference to the other Party within ** after the date of delivery of such report.

4.7                               Maintenance of Records. During the Term, and for a period of ** thereafter, Actavis shall, and shall ensure that its Affiliates shall, keep a copy of the records and books of account sufficient to confirm the calculation of the gross sales, ** and the royalties payable hereunder.

4.8                               Inspection. No more than ** time per ** during any period for which royalties may be payable by Actavis to Supernus hereunder and on no less than ** notice from Supernus, Actavis shall use commercially reasonable efforts to make the records, books of account, information and data referred to in this Section 4.8 of this License Agreement available for inspection during normal business hours by an internationally recognized independent accounting firm selected by Supernus and reasonably acceptable to Actavis that is not paid in whole or in part by a contingent fee arrangement, (“Supernus’ External Auditor”) for the purpose of reviewing the calculation of the royalty, if any, payable by Actavis to Supernus pursuant to this License Agreement.. Upon reasonable belief of discrepancy or dispute, Supernus’ External Auditor shall be entitled to take copies or extracts from such records, and books of account (but only to the extent related to the contractual obligations set out in this License Agreement) during any review or audit, provided Supernus’ External Auditor signs a confidentiality agreement with Actavis providing that such records, and books of account shall be treated as Confidential Information which may not be disclosed to Supernus or any Third Party. Supernus’ External Auditor shall only disclose to Supernus the results of the Supernus’ External Auditor’s audit, which results shall be concurrently disclosed to Actavis. Any underpayment or overpayment of amounts due hereunder as reflected by Supernus’ External Auditor’s results shall be promptly paid, but in no event less than ** from the date of receipt by the Parties of such report, by the Party owing such overpayment or underpayment.

4.9                               Inspection Costs. Supernus shall be solely responsible for its and Supernus’ External Auditor’s costs in making any such review and audit, unless Supernus’ External Auditor identifies a discrepancy, inuring to Supernus’ benefit, in the calculation of royalties paid to Supernus under this License Agreement in any calendar year from those

**                                  This portion has been redacted pursuant to a confidential treatment request.

properly payable for that calendar year of ** or greater, in which event Actavis shall be solely responsible for the reasonable cost of such review and audit and shall pay such auditor any payment due. All information disclosed by Actavis or its Affiliates pursuant to this Section 4 shall be deemed Confidential Information.

4.10                        Payment Method. All payments to be made by one Party to other under this License Agreement shall be in United States dollars in immediately available funds and shall be made by wire transfer to an account designated by the Party eligible to receive such payment, such account to be designated by such Party at least ** prior to the date any such payment is due.

4.11                        Late Payments. In addition to any other rights and remedies, in the event payments required to be made under this License Agreement are not made on or prior to the required payment date, or cured within ** thereafter, the amount of the late payment shall bear interest at the lesser of ** above the prime rate reported in The Wall Street Journal (Eastern Edition) on the date such payment was due and the maximum permissible rate under the Law commencing on the date such payment is due until such date as the payment is made. For the avoidance of doubt, (i) payments made under and in compliance with ** and ** are not payments subject to this Section 4.11; and (ii) the period to cure will be tolled for the duration of any a ** regarding the amount of any payment and any additional payments made in connection with the resolution of any such ** will not be considered late, provided that any such toll period shall not exceed **.

4.12                        Taxes. Supernus shall be responsible for and shall pay all taxes payable on any income or any payments by Actavis to Supernus. Actavis and Supernus shall bear sole responsibility for payment of compensation to their respective personnel, employees or subcontractors and for all employment taxes and withholding with respect to such compensation pursuant to Applicable Law. Actavis shall have the right to withhold taxes in the event that the revenue authorities in any country require the withholding of taxes on amounts paid hereunder to Supernus. Actavis shall secure and promptly send to Supernus proof of such taxes, duties or other levies withheld and paid by Actavis for the benefit of Supernus. Each Party agrees to cooperate with the other Party in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect.

5.                                      Confidentiality

5.1                               Confidentiality Obligation. The Parties and their respective employees, directors, officers, consultants and contractors shall keep and maintain as confidential any Confidential Information supplied by the other Party during the Term. The confidentiality and non-disclosure obligations contained in the Settlement Documents shall not apply to the extent that, such Confidential Information is:

5.1.1                     at the time of disclosure by one Party to the other, in the public domain or otherwise publicly known;

**                                  This portion has been redacted pursuant to a confidential treatment request.

5.1.2                     after disclosure by one Party to the other becomes part of the public domain, other than by breach by a Party of any obligation of confidentiality;

5.1.3                     information which the receiving Party can establish by competent evidence was already in its possession at the time of receipt or was independently developed by the receiving Party; or

5.1.4                     received from a Third Party who was lawfully entitled to disclose such information free of an obligation of confidentiality.

5.2                               Exceptions. Notwithstanding Section 5.1, in addition to any disclosure allowed under Section 10.5, the Party receiving Confidential Information may disclose such Confidential Information to the extent that such disclosure has been ordered by a court of law or directed by a Governmental Authority, provided that, the disclosure is limited to the extent ordered or directed and wherever practicable, the Party that owns the Confidential Information has been given sufficient written notice in advance to enable it to seek protection or confidential treatment of such Confidential Information.

5.3                               Expiration of Confidentiality. The confidentiality obligation contained in this Section 5 shall survive the termination or expiry of this License Agreement for so long as such Confidential Information remains confidential.

5.4                               Disclosure. If a Party is subpoenaed or otherwise requested by any Person, including any Governmental Authority, to give testimony or provide information which in any way relates to the Settlement Documents, the Actavis Product or practices associated with the Actavis Product, such Party shall give the other Party prompt notice of such request, and unless otherwise required by Law, shall make no disclosure until such other Party has had a reasonable opportunity to contest the right of the requesting Person to such disclosure. Notwithstanding the foregoing, either Party may state publicly that the Pending Litigation has been settled on terms that are confidential.

5.5                               Enforcement. The Parties agree that equitable relief, including injunctive relief and specific performance, is appropriate in enforcing the confidentiality provisions of the Settlement Documents. Such remedies shall not be deemed to be the exclusive remedies for a breach of this provision, but shall be in addition to all other remedies available at law or equity.

6.                                      Representations and Warranties of Parties

Supernus represents and warrants to Actavis that Supernus possess the rights and authority to grant the licenses set forth herein to Actavis and its Affiliates and, with respect to Sections 6.1 and 6.2 below, each of Supernus and Actavis represents, warrants, and covenants, to the other Party that:

6.1                               Organization and Authority. Such Party is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation. Such Party has the requisite power and authority to enter into the Settlement Documents. Such Party has the requisite power and authority to execute and deliver the Settlement Documents and to perform all of its obligations hereunder. The execution and delivery of the Settlement Documents and the performance by such Party of its obligations hereunder have been authorized by all requisite action on its part. The Settlement Documents have been validly executed and delivered by such Party, and, assuming that such documents have been duly authorized, executed and delivered by the other Party, constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

6.2                               Consents and Approvals; No Violations.

6.2.1                     Except as otherwise set forth in this License Agreement or other Settlement Documents, no material filing with, and no material permit, authorization, consent, or approval, of or from any Governmental Authority is required to be obtained by or on behalf of such Party with respect to the transactions contemplated by the Settlement Documents, except for those filings, permits, authorizations, consents or approvals, the failure of which to be made or obtained would not materially impair such Party’s ability to consummate the transactions contemplated hereby or materially delay the consummation of the transactions contemplated hereby.

6.2.2                     Neither the execution nor the delivery of the Settlement Documents by such Party, nor the performance by such Party of its obligations hereunder, will (i) violate the certificate of incorporation, certificate of formation, by-laws or other organizational document of such Party; (ii) conflict in any material respect with or result in a material violation or breach of, or constitute a material default under, any material contract, agreement or instrument to which such Party is a party; or (iii) violate or conflict in any material respect with any material Law applicable to such Party.

7.                                      Indemnities; Product Liability; Insurance

7.1                               Indemnity by Supernus. Supernus shall defend, indemnify and hold harmless each of Actavis and its Affiliates and its and their directors, officers, employees and contractors (each an “Actavis Party”) from and against any and all Losses, arising from or in connection with:

7.1.1                     any Claim resulting from any acts of ** or ** of any Supernus Party in connection with the performance of its obligations under this License Agreement; or

7.1.2                     the breach by Supernus of any of its representations or warranties contained in this License Agreement,

except, in each case, to the extent such Losses are caused by the breach of the terms of this License Agreement, or the gross negligence or willful misconduct of a Actavis Party.

**                                  This portion has been redacted pursuant to a confidential treatment request.

7.2                               Indemnity by Actavis. Actavis shall defend, indemnify and hold harmless each of Supernus and its Affiliates and its and their directors, officers, employees and contractors (each, a “Supernus Party”) from and against any and all Losses arising from or in connection with:

7.2.1                     any Claim resulting from any acts of ** or ** of any Actavis Party in connection with the performance of its obligations under this License Agreement;

7.2.2                     any Claim based on or arising out of the **, **, **, ** or ** of Actavis Product, including, any ** by a ** or any ** for ** or ** by any ** Actavis Product; or

7.2.3                     the breach by Actavis of any of its representations or warranties contained in this License Agreement,

except, in each case, to the extent that such Losses are caused by the breach of the terms of this License Agreement, or the ** or ** of a Supernus Party. The Parties agree that the foregoing indemnities shall expressly exclude Claims based on a ** to ** where Actavis’ product was ** by ** to have, and in fact had, ** or ** information that was the “**” (as that term is used in **) as Supernus’ ** and ** information.

7.3                               Control of Proceedings. A Party seeking indemnification hereunder shall provide prompt written notice thereof to the other Party (and, in any event, within thirty (30) days) of the assertion of any Claim against such indemnified Party as to which indemnity is to be requested hereunder. The indemnifying Party shall have the sole control over the defense of any Claim, provided that, the indemnifying Party shall obtain the written consent of the indemnified Party prior to settling or otherwise disposing of such Claim if as a result of the settlement or Claim disposal the indemnified Party’s interests are in any way adversely affected.

7.4                               No Admissions. The indemnified Party shall not make any payment or incur any expenses in connection with any liability for which such Party is seeking indemnification, or make any admissions or do anything that may compromise or prejudice the defense of any Claim without the prior written consent of the indemnifying Party.

7.5                               Claim Information. Each Party shall promptly:

7.5.1                     inform the other by written notice of any actual or threatened Claim to which Sections 7.1 or 7.2 apply;

7.5.2                     provide to the other Party copies of all papers and official documents received in respect of any such Claim; and

**                                  This portion has been redacted pursuant to a confidential treatment request.

7.5.3                     cooperate as reasonably requested by the other Party in the defense of any such Claim, provided any actual out of pocket costs incurred in connection with such cooperation shall be at the expense of the indemnifying Party.

7.6                               Limitation of Liability. Except as may be included in a Claim under Section 7.1, 7.2 or 7.8, or a breach by any Party of Section 10.5, in no event shall any Party or its Affiliates be liable for special, punitive, indirect, incidental or consequential loss or damage based on contract, tort or any other legal theory arising out of this License Agreement.

7.7                               Irreparable Harm. Actavis and its Affiliates acknowledge that in the event of a launch or continued Marketing or Shipping by Actavis or its Affiliates of Actavis Product or any other Generic Equivalent Product in the Territory other than as permitted under this License Agreement, the damages to Supernus and its business (including, but not limited to, lost sales of Trokendi XR) would be difficult to calculate and the adequacy of monetary damages calculated at Law would be uncertain.

7.8                               Limitation on Representations, Warranties and Indemnification. NEITHER PARTY SHALL BE DEEMED TO MAKE ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, EXCEPT AS SPECIFICALLY SET FORTH HEREIN. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED BY EACH PARTY.

8.                                      Trademarks and Trade Names

8.1                               This License Agreement conveys no rights to either Party to use any trademark or trade dress of the other Party, and conveys no rights to any other intellectual property of either Party other than pursuant to the licenses granted expressly herein.

9.                                      Term and Termination

9.1                               Term. Unless sooner terminated in accordance with the terms hereof, the term of this License Agreement shall extend from the Effective Date until the expiration of the last valid claim of the Licensed Patents (the “Term”).

9.2                               Termination. Either Party shall be entitled to terminate this License Agreement by written notice to the other if:

9.2.1                     the other Party commits a material breach of this License Agreement, and fails to remedy it within ninety (90) days of receipt of notice from the first Party of such breach and of its intention to exercise its rights under this Section 10.2; or

9.2.2                     an order is made or a resolution is passed for the winding up of the other Party (other than voluntarily for the purposes of solvent amalgamation or reconstruction) or an order is made for the appointment of an administrator to manage the other Party’s affairs, business and property or if a receiver (which expression shall include an administrative receiver) is appointed over any of the other Party’s assets or undertaking or if circumstances arise which entitle the court or a creditor to appoint a receiver or manager or which entitle the court to make a winding-up order or if a voluntary arrangement is proposed in respect of the other Party or if the other Party takes or suffers any similar or analogous action in consequence of debt, and such order, appointment or similar action is not removed within ninety (90) days.

9.3                               Termination by Supernus. Supernus shall be entitled to terminate this Agreement upon written notice to Actavis in the event Actavis is in breach of ** or ** and fails to remedy such breach within ** days of receipt of notice from Supernus of such breach.

9.4                               Effect of Termination. In the event of expiry or termination of this License Agreement for any reason, each Party shall promptly return all Confidential Information of the other Party provided during the Term or destroy and certify the destruction of such Confidential Information.

9.5                               Liability on Termination. The termination or expiry of this License Agreement shall not release either of the Parties from any liability which at the time of termination or expiry has already accrued to the other Party, nor affect in any way the survival of any other right, duty or obligation of the Parties which is expressly stated elsewhere in this License Agreement to survive such termination or expiry.

9.6                               Surviving Sections. The provisions of this Section 9.6, Sections 4.7, 9.4, 9.5 10.1, 10.2, 10.3, 10.6, 10.7, 10.9, 10.10, 10.11, 10.12, 10.14, 10.15 and 10.17, and Articles 1, 5, 7 and 8 shall continue in force in accordance with their respective terms notwithstanding expiry or termination of this License Agreement for any reason.

10.                               Miscellaneous

10.1                        Notice.

10.1.1              Any notice or other document given under the Settlement Documents shall be in writing in the English language and shall be given by hand or sent by prepaid overnight mail, or by confirmed fax transmission to the address of the receiving Party as set out in Section 10.2 below unless a different address or fax number has been notified to the other in writing for this purpose.

10.1.2              Each such notice or document shall:

(i)                                     if sent by hand, be deemed to have been given when delivered at the relevant address;

(ii)                                  if sent by prepaid mail, be deemed to have been given five (5) days after posting; or

**                                  This portion has been redacted pursuant to a confidential treatment request.

(iii)                               if sent by confirmed fax transmission be deemed to have been given when transmitted, provided that, a confirmatory copy of such fax or other electronic method of transmission shall have been sent by prepaid overnight mail within one (1) Business Day of such transmission.

10.2                        Address for Notice. The address for services of notices and other documents on the Parties shall be:

To Supernus

Supernus Pharmaceuticals, Inc.

1550 East Gude Drive

Rockville, MD 20850

Attn: President

Fax: **

with a copy to:

Edgar H. Haug

HAUG PARTNERS LLP

745 Fifth Avenue

New York, NY 10151

Fax: (212) 588-0500

To Actavis

Staci L. Julie

SVP and Chief IP Counsel

Teva Pharmaceuticals USA, Inc.

425 Privet Rd.

Hosham, PA 19044

with a copy to:

Jay P. Lefkowitz

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Fax: (212) 446-4900

10.3                        Assignment.

10.3.1              Subject to Section 10.3.2, neither Party shall assign or transfer any of its rights or obligations under the Settlement Documents without the prior written consent of the other Party, not to be unreasonably withheld or delayed.

**                                  This portion has been redacted pursuant to a confidential treatment request.

10.3.2              Each Party shall be entitled, without prior written consent of the other Party, to assign all, but not less than all, of its rights or obligations under the Settlement Documents to an Affiliate or transfer such rights and obligations to a successor entity by way of merger or acquisition of substantially all of the assets of such Party (whether by consolidation, sale of assets, or otherwise); provided the Affiliate or other successor entity expressly assumes in writing those rights, duties and obligations under the Settlement Documents and the Affiliate or other successor is a financially capable business entity. The assignment of the Settlement Documents by Actavis and its Affiliates shall not in any way affect Actavis’s or its Affiliates’ duties, obligations and admissions in the Settlement Documents.

10.3.3              Subject to the foregoing, the Settlement Documents shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Any assignment or transfer in contravention of the terms of the Settlement Documents shall be null and void.

10.4                        Amendment. The Settlement Documents may not be varied, changed, amended, supplemented, waived, discharged or terminated, including by course of conduct or trade usage, except by an instrument in writing signed by the Party against which enforcement of such variation, change, amendment, supplement, waiver, discharge or termination is sought.

10.5                        Public Announcements. The Parties shall maintain in confidence the terms of the Settlement Documents and the negotiations of the Parties pertaining thereto. Notwithstanding these obligations, (i) either Party may disclose such terms in discovery as otherwise required by court order, provided that the other Party shall be given the opportunity to (a) review and comment on the proposed disclosure reasonably in advance of the disclosure, and (b) quash such order and to obtain a protective order requiring that the information and documents that are the subject of such order be held in confidence by such court; (ii) either Party may disclose such terms on a need-to-know basis to such Party’s actual and prospective investors, prospective acquirers, underwriters and lenders, attorneys, accountants, insurers and FDA consultants, so long as the disclosed-to entity is bound by rules of professional conduct, or has agreed in writing and in advance to maintain the confidentiality of such information under terms no less restrictive than those set forth herein; (iii) Actavis may disclose such terms to the FDA as may be necessary or useful in obtaining and maintaining Regulatory Approval of the Actavis ANDA and launching the Actavis Product as provided by the Settlement Documents, so long as Actavis requests that the FDA maintain such terms in confidence, and (iv) either Party may disclose such terms as otherwise required by Law, including without limitation SEC reporting requirements, or by the rules or regulations of any stock exchange to which the Parties are subject; provided that the Parties will coordinate in advance with each other in connection with the redaction of certain provisions of the Settlement Documents with respect to any SEC filings, and each Party shall use reasonable efforts to seek confidential treatment for such terms; provided, however, that each Party shall ultimately retain control over what information to disclose to the SEC or any other such agencies. The foregoing notwithstanding, either Party may, without the consent of the other Party, issue a press release which states publicly that the Pending Litigation has been settled, that Actavis may launch the Actavis Products on January 1, 2023 (or earlier under certain circumstances) and that the remaining terms are confidential (and such additional information as may be permitted pursuant to remainder of this Section 10.5.

10.6                        Merger and Integration. The Settlement Documents supersede all prior discussions and writings of the Parties and constitute the entire agreement between the Parties with respect to the subject matter contained therein. Any breach of the License Agreement or Settlement Agreement shall constitute a breach of the Settlement Documents as a whole. Each of the Settlement Documents shall be deemed of equal dignity to each other and shall be construed together in a consistent manner as reflecting a single intent and purpose. It is agreed that: (i) neither Party has entered into any of the Settlement Documents in reliance upon any representation, warranty or undertaking of the other Party which is not expressly set out in the Settlement Documents; (ii) neither Party shall have any remedy in respect of misrepresentation or untrue statement made by the other Party or for any breach of warranty which is not contained in Settlement Documents; and (iii) this Section 10.6 shall not exclude any liability for, or remedy in respect of, fraudulent misrepresentation.

10.7                        Governing Law. The Settlement Documents shall be governed by the Laws of the State of New York without regard to the conflicts of law provisions thereof. The Parties irrevocably agree that the Court (as such term is defined in the Settlement Agreement) shall have exclusive jurisdiction to deal with any disputes arising out of or in connection with the Settlement Agreement. The Parties irrevocably agree that the United States District Court for the Southern District of New York shall have exclusive jurisdiction to deal with any disputes arising out of or in connection with this License Agreement and that, accordingly, any proceedings arising out of or in connection with this License Agreement shall be brought in the United States District Court for the Southern District of New York. Notwithstanding the foregoing, if there is any dispute for which the United States District Court for the Southern District of New York does not have subject matter jurisdiction, the state courts in the county and state of New York shall have jurisdiction. In connection with any dispute arising out of or in connection with this License Agreement, each Party (i) hereby expressly consents and submits to the personal jurisdiction of the federal and state courts in the State of New York and (ii) hereby irrevocably waives any right to a trial by jury.

10.8                        Agreement Costs. Each Party shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation and completion of the Settlement Documents.

10.9                        Counterparts. The Settlement Documents shall become binding when any one or more counterparts hereof, individually or taken together, bears the signatures of each of the Parties hereto. The Settlement Documents may be executed in any number of counterparts (including facsimile or e-mail counterparts), each of which shall be an original as against a Party whose signature appears thereon, but all of which taken together shall constitute one and the same instrument.

10.10                 Severability. If and to the extent that any provision of the Settlement Documents is held to be illegal, void or unenforceable, such provision shall be given no effect and shall be deemed not to be included in the Settlement Documents but without invalidating any of the remaining provisions of the Settlement Documents.

10.11                 Relationship of the Parties. In making and performing the Settlement Documents, the Parties are acting, and intend to be treated, as independent entities; and nothing contained in the Settlement Documents shall be construed or implied to create an agency, partnership, joint venture, or employer and employee relationship between Supernus and Actavis. Except as otherwise provided herein, neither Party may make any representation, warranty or commitment, whether express or implied, on behalf of or incur any charges or expenses for or in the name of the other Party.

10.12                 Construction. The language in all parts of the Settlement Documents shall be construed, in all cases, according to its fair meaning. Supernus and Actavis acknowledge that each Party and its counsel have reviewed and revised the Settlement Documents and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation thereof. The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, when used in the Settlement Documents, shall refer to the agreements as a whole and not to any particular provision thereof. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. Whenever used herein, the words “include,” “includes” and “including” shall mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively. The masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others whenever the context so indicates. With respect to any particular action or agreement, the use of the words “Supernus shall” or “Supernus will” herein shall also mean “Supernus shall cause” the particular action to be performed. Similarly, with respect to any particular action or agreement, the use of the words “Actavis shall” or “Actavis will” herein shall also mean “Actavis shall cause” the particular action to be performed. Nothing in the Settlement Documents shall operate to exclude any provision implied into the Settlement Documents by Law and which may not be excluded by Law or limit or exclude any liability, right or remedy to a greater extent than is permissible under Law.

10.13                 Dispute Resolution.

10.13.1                                                       Preliminary Process. If there is a disagreement between the Parties as to the interpretation of the Settlement Documents in relation to any aspect of the performance by either Party of its obligations thereunder, the Parties shall, within thirty (30) days of receipt of a written request from either Party, meet in good faith and try to resolve the disagreement without recourse to legal proceedings.

10.13.2                                                       Escalation of Dispute. If resolution of the disagreement does not occur within ten (10) Business Days after such meeting, the matter shall be escalated to applicable Actavis and Supernus Presidents (or other ranking senior executive) for resolution.

10.13.3                                                       Equitable Relief. Nothing in this Section 10.13 restricts either Party’s freedom to seek urgent relief to preserve a legal right or remedy, or to protect a proprietary or trade secret right, or to otherwise seek legal remedies through any available channel if resolution is not otherwise achieved under this Section 10.13.

10.14                 Cumulative Rights. The rights and remedies of each of the Parties under or pursuant to the Settlement Documents are cumulative, may be exercised as often as such Party considers appropriate and are in addition to its rights and remedies under general law.

10.15                 No Third Party Benefit. The Settlement Documents shall be binding upon and inure solely to the benefit of the Parties hereto, their Affiliates, successors and permitted assigns, and nothing in the Settlement Documents, express or implied, is intended to or shall confer upon any other Person or Persons any right, benefits or remedies of any nature whatsoever under or by reason of any of the Settlement Documents.

10.16                 Further Assurance. Each of the Parties shall do, execute and perform and shall procure to be done and perform all such further acts, deeds, documents and things as the other Party may reasonably require from time to time to give full effect to the terms of the Settlement Documents.

10.17                 Waiver. No failure or delay by either Party in exercising any right or remedy provided by law under or pursuant to the Settlement Documents shall impair such right or remedy or operate or be construed as a waiver, acquiescence or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy. A waiver by a Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Party would otherwise have on any future occasion.

[Signature Page Follows]

[Signature Page to Settlement Agreement Regarding Extended Release Topiramate Oral Capsule Product]

IN WITNESS WHEREOF, the Parties hereto have each caused this Settlement Agreement to be executed by their authorized representatives as of the Effective Date.

SUPERNUS PHARMACEUTICALS, INC.

By:	/s/ Jack Khattar

Name:	Jack Khattar

Title:	President & CEO

[Signature Page to Settlement Agreement Regarding Extended Release Topiramate Oral Capsule Product]

IN WITNESS WHEREOF, the Parties hereto have each caused this Settlement Agreement to be executed by their authorized representatives as of the Effective Date.

ACTAVIS LABORATORIES, FL, INC.		ACTAVIS PHARMA, INC.

By:	/s/ Daniel Motto	By:	/s/ Daniel Motto

Name:	Daniel Motto	Name:	Daniel Motto

Title:	SVP Global Business Development	Title:	SVP Global Business Development

By:	/s/ Colman B. Ragan	By:	/s/ Colman B. Ragan

Name:	Colman B. Ragan	Name:	Colman B. Ragan

Title:	Associate General Counsel	Title:	Associate General Counsel
	U.S. IP Litigation		U.S. IP Litigation

WATSON LABORATORIES, INC.

By:	/s/ Daniel Motto

Name:	Daniel Motto

Title:	SVP Global Business Development

By:	/s/ Colman B. Ragan

Name:	Colman B. Ragan

Title:	Associate General Counsel
U.S. IP Litigation

Attachment A

to

License Agreement

Draft Language for FDA Side Letter

Dear [FDA],

Pursuant to 21 C.F.R. §314.94(a)(12)(v), Supernus Pharmaceuticals, Inc. together with Actavis Laboratories FL, Inc. (collectively the “Parties”) write to inform the United States Food and Drug Administration (“FDA”) that the Parties have reached a settlement concerning the following litigation pending in the United States District Court for the District of New Jersey: Supernus Pharmaceuticals, Inc. v. Actavis, Inc. et al, (Civil Action No. 2:14-cv-06102-SDW-SCM) concerning ANDA No. 206210.

The terms of the settlement are confidential. However, provided that Actavis and Supernus abide by the settlement terms, no patent disputes between the Parties would prevent FDA from granting final approval to that ANDA

EXHIBIT B

IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF NEW JERSEY

SUPERNUS PHARMACEUTICALS, INC.

Plaintiff,	C.A. No. 2:14-cv-06102-SDW-SCM

v.

ACTAVIS, INC., et.al.

Defendants.

STIPULATION OF DISMISSAL

This action for patent infringement having been brought by Plaintiff Supernus Pharmaceuticals, Inc. (“Supernus”) against Defendants Actavis, Inc. (n/k/a Allergan Finance LLC), Actavis plc (n/k/a Allergan plc), Actavis Laboratories FL, Inc., Actavis Pharma, Inc., Watson Laboratories, Inc. and ANDA, Inc. .

Supernus and Actavis consent to this Judgment and Order.

IT IS HEREBY ORDERED, ADJUDGED AND DECREED:

1.                                      Actavis, Inc. (n/k/a Allergan Finance LLC), Actavis plc (n/k/a Allergan plc), and ANDA, Inc. are dismissed from the case and are not parties to the Consent Judgment and Stipulation of Dismissal that has been or will be filed between the remaining parties.

2.                                      Each party shall bear its own costs and attorneys’ fees with respect to the matters dismissed hereby.

SAUL EWING LLP	WALSH PIZZI O’REILLY FALANGA LLP

Charles M. Lizza	Liza M. Walsh
William C. Baton	Christine I. Gannon
Sarah A. Sullivan	Eleonore Ofosu-Antwi
One Riverfront Plaza, Suite 1520	WALSH PIZZI O’REILLY FALANGA LLP
Newark, NJ 07102-5426	One Riverfront Plaza
clizza@saul.com	1037 Raymond Boulevard, Suite 600
wbaton@saul.com	Newark, NJ 07102
ssullivan@saul.com	(973) 757-1100

Of Counsel	Attorneys for Defendants Actavis
Laboratories, FL, Inc., Actavis Pharma, Inc.,
Edgar H. Haug	Watson Laboratories, Inc. and ANDA, Inc.
Sandra Kuzmich, Ph.D.
Richard F. Kurz
HAUG PARTNERS LLP
745 Fifth Avenue
New York, NY 10151
(212) 588-0800
ehaug@flhlaw.com
skuzmich@flhlaw.com
rkurz@flhlaw.com

Attorneys for Plaintiff Supernus
Pharmaceuticals, Inc.

SO ORDERED

Dated:
THE HON. SUSAN D. WIGENTON
UNITED STATES DISTRICT JUDGE

EXHIBIT C

IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF NEW JERSEY

SUPERNUS PHARMACEUTICALS, INC.

Plaintiff,	C.A. No. 2:14-cv-06102-SDW-SCM

v.

ACTAVIS, INC., et.al.

Defendants.

CONSENT JUDGMENT AND STIPULATION OF DISMISSAL

This action for patent infringement having been brought by Plaintiff Supernus Pharmaceuticals, Inc. (“Supernus”) against Defendants Actavis Laboratories FL, Inc., Actavis Pharma, Inc., Watson Laboratories, Inc. (collectively, “Actavis”).

Supernus and Actavis consent to this Judgment and Order.

IT IS HEREBY ORDERED, ADJUDGED AND DECREED:

1.              The U.S. Patent Nos. 8,298,576, 8,298,580, 8,663,683, and 8,889,191, and all the claims contained therein, are not infringed by the product described in ANDA No. 206210.

2.                                      All affirmative defenses, claims and counterclaims which have been or could have been raised by Supernus and Actavis in this action with respect to U.S. Patent Nos. 8,877,248 and 8,992,989 are dismissed with prejudice.

3.                                      Each party shall bear its own costs and attorneys’ fees with respect to the matters dismissed hereby.

SAUL EWING LLP	WALSH PIZZI O’REILLY FALANGA LLP

Charles M. Lizza	Liza M. Walsh
William C. Baton	Christine I. Gannon
Sarah A. Sullivan	Eleonore Ofosu-Antwi
One Riverfront Plaza, Suite 1520	WALSH PIZZI O’REILLY FALANGA LLP
Newark, NJ 07102-5426	One Riverfront Plaza
clizza@saul.com	1037 Raymond Boulevard, Suite 600
wbaton@saul.com	Newark, NJ 07102
ssullivan@saul.com	(973) 757-1100

Of Counsel	Attorneys for Defendants Actavis
Laboratories, FL, Inc., Actavis Pharma, Inc.,
Edgar H. Haug	Watson Laboratories, Inc. and ANDA, Inc.
Sandra Kuzmich, Ph.D.
Richard F. Kurz
HAUG PARTNERS LLP
745 Fifth Avenue
New York, NY 10151
(212) 588-0800
ehaug@flhlaw.com
skuzmich@flhlaw.com
rkurz@flhlaw.com

Attorneys for Plaintiff Supernus
Pharmaceuticals, Inc.

SO ORDERED

Dated:
THE HON. SUSAN D. WIGENTON
UNITED STATES DISTRICT JUDGE